Exhibit (a)(1)(H)

CREDENCE SYSTEMS CORPORATION

Notice of Non-Qualified Stock Option Award

INTERNATIONAL EMPLOYEES

WHEREAS, Credence Systems Corporation (the “Company”) commenced a tender offer on June 27, 2008 to exchange outstanding options to purchase Company Common Stock with an exercise price of $3.96 or greater (the “Exchange Offer”) for a new option with a fair value (as determined under SFAS 123(R)) equal to the fair value of the option exchanged;

WHEREAS, the options tendered by the Grantee in the Exchange Offer were cancelled and forfeited and no longer of any force and effect as of the expiration date of the Exchange Offer; and

WHEREAS, in exchange for such cancelled and forfeited option, the Grantee is hereby granted a new option pursuant to the terms and conditions set forth in this Notice of Non-Qualified Stock Option Award, the Credence Systems Corporation 2005 Stock Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Award Agreement.

GRANTEE:

%%FIRST_NAME%-% %%LAST_NAME%-%

Notice is hereby given of the following stock option grant (the “Option”) to purchase shares of the Common Stock of the Company pursuant to and in accordance with the express terms and conditions of the Plan:

Grant Date:	%%OPTION_DATE%-%

Grant Number:	%%OPTION_NUMBER%-%

Exercise Price:	$ %%OPTION_PRICE%-% per share

Number of Option Shares:	%%TOTAL_SHARES_GRANTED%-% shares

Expiration Date:	%%EXPIRE_DATE_PERIOD1%-%

Type of Option:	Non-Qualified Option

Exercise Schedule:

[ALTERNATIVE 1: The Option shall become exercisable for 25% of the Option Shares upon the Grantee’s completion of twelve (12) months of Continuous Service (as defined in the Plan) measured from (VEST DATE) and shall become exercisable for the balance of the Option Shares in a series of three (3) equal and successive annual installments upon the Grantee’s completion of each additional twelve (12) month period of Continuous Service thereafter. In no event shall the Option become exercisable for any additional Option Shares following the Grantee’s termination of Continuous Service.]

[ALTERNATIVE 2: The Option shall become exercisable for one-third of the Option Shares upon the Grantee’s completion of twelve (12) months of Continuous Service (as defined in the Plan) measured from (VEST DATE) and shall become exercisable for an additional one-third of the Option Shares in a series of two (2) equal and successive annual installments upon the Grantee’s completion of each additional twelve (12) month period of Continuous Service thereafter. In no event shall the Option become exercisable for any additional Option Shares following the Grantee’s termination of Continuous Service.]

[ALTERNATIVE 3: The Option shall become exercisable for 50% of the Option Shares upon the Grantee’s completion of twelve (12) months of Continuous Service (as defined in the Plan) measured from (VEST DATE) and shall become exercisable for the remaining 50% of the

Option Shares upon the Grantee’s completion of an additional twelve (12) month period of Continuous Service. In no event shall the Option become exercisable for any additional Option Shares following the Grantee’s termination of Continuous Service. ]

Grantee agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Non-Qualified Stock Option Award Agreement attached hereto as Exhibit A. Grantee also acknowledges receipt of a copy of the official prospectus for the Plan attached hereto as Exhibit C.

No Employment or Service Contract. The Grantee acknowledges and agrees that nothing in this Notice, the Non-Qualified Stock Option Award Agreement, or the Plan shall confer upon the Grantee any right with respect to future awards or continuation of the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or Related Entity to which the grantee provides services to terminate the Grantee’s Continuous Service, with or without Cause, and with or without notice. The Grantee acknowledges that unless the Grantee has a written employment agreement with the Company to the contrary, the Grantee’s status is at will.

CREDENCE SYSTEMS CORPORATION			GRANTEE

By:	/s/ Lavi Lev
	Lavi Lev		%%FIRST_NAME%-% %%LAST_NAME%-%
Title:	PRESIDENT AND CEO	Address:	%%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-%
Dated:	%%OPTION_DATE%-%		%%CITY%-%, %%ZIPCODE%-% %%COUNTRY%-%	%%STATE%-%,

Attachments:	Exhibit A: Non-Qualified Stock Option Award Agreement Exhibit B: 2005 Stock Incentive Plan Exhibit C: Plan Summary and Prospectus

CREDENCE SYSTEMS CORPORATION 2005 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

FOR NON-U.S. EMPLOYEES

1. Grant of Option. Credence Systems Corporation, a Delaware corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Non-Qualified Stock Option Award (the “Notice”), an option (the “Option”) to purchase the total Number of Shares of Common Stock subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Non-Qualified Stock Option Award Agreement (the “Option Agreement”), any appendix for the Grantee’s country of residence (the “Appendix”) and the Company’s 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. The Grantee acknowledges and agrees that this Option is in exchange for the option tendered in the Exchange Offer and such tendered option is no longer of any force and effect. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

The Option is intended to qualify as a Non-Qualified Stock Option and not as an Incentive Stock Option as defined in Section 422 of the Code.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Option Agreement. The Option shall be subject to the provisions of Section 11 of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction or Change in Control. The Grantee shall be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Administrator. In no event shall the Company issue fractional Shares.

(b) Leave of Absence. During any authorized leave of absence, the vesting of the Option as provided in the Notice shall be suspended after the leave of absence exceeds a period of ninety (90) days, unless otherwise prescribed by Applicable Laws. Vesting of the Option shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity. The Vesting Schedule of the Option shall be extended by the length of the suspension.

(c) Post-Termination Exercise Period. Subject to Section 7, 8 and 9 of this Option Agreement, the post-termination exercise period shall be three (3) months (the “Post-Termination Exercise Period”).

(d) Method of Exercise. The Option shall be exercisable by delivery of an exercise notice or by such other procedure as specified from time to time by the Administrator (“Exercise Notice”), which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Administrator. The Exercise Notice shall be delivered in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price and any applicable Tax-Related Items (as defined in Section 4 of this Option Agreement). The Option shall be deemed to be exercised upon receipt by the Company of such Exercise Notice accompanied by the Exercise Price and any Tax-Related Items, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price and any Tax-Related Items provided in Section 3(c), below.

3. Method of Payment. Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Laws and, provided further, that the portion of the Exercise Price equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(a) cash;

(b) check;

(c) payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and any Tax-Related Items and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

4. Withholding Taxes. Regardless of any action the Company or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee in connection with the Option is and remains the Grantee’s responsibility and that the Company and/or the Grantee’s employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Grantee’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company and/or the Grantee’s employer to satisfy all withholding and payment on account obligations of the Company and/or the Grantee’s employer. In this regard, if permissible under Applicable Laws, the Grantee authorizes the Company and/or the Grantee’s employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Grantee by one or a combination of the following:

(a) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Grantee’s employer; or

(b) withholding from proceeds of the sale of Shares acquired upon exercise of the Option; or

(c) selling or arranging for the sale of Shares acquired upon exercise of the Option; or

(d) withholding in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding requirement.

Finally, the Grantee shall pay to the Company or the Grantee’s employer any amount of Tax-Related Items that the Company or the Grantee’s employer may be required to withhold as a result of the Grantee’s participation in the Plan or the Grantee’s purchase of Shares that cannot be satisfied by the means previously described. The Administrator may refuse to honor the exercise and refuse to deliver the Shares if the Grantee fails to comply with his or her obligation in connection with the Tax-Related Items as described in this Section 4.

5. Compliance with Section 409A of the Code. Neither the Plan nor this Option Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Code. The Administrator reserves the right, to the extent the Administrator deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Option Agreement to ensure that no Option becomes subject to the requirements of Section 409A of the Code, provided, however, that the Administrator makes no representation that this Option is not subject to Section 409A of the Code nor makes any undertaking to preclude Section 409A of the Code from applying to this Option.

6. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. If the exercise of the Option within the applicable time periods set forth in Section 7, 8 and 9 of this Option Agreement is prevented by the provisions of this Section 6, the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

7. Termination or Change of Continuous Service. In the event of termination of the Grantee’s Continuous Service, as described in Section 12(m), other than for Cause, the Grantee may, but only during the Post-Termination Exercise Period, exercise the portion of the Option that was vested at the date of such termination (the “Termination Date”). The Post-Termination Exercise Period shall commence on the Termination Date. In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall, except as otherwise determined by the Administrator, terminate concurrently with the termination of the Grantee’s Continuous Service (also the “Termination Date”). In no event, however, shall the Option be exercised later than the Expiration Date set forth in the Notice. In the event of the Grantee’s change in status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, the Option shall remain in effect and the Option shall continue to vest in accordance with the Vesting Schedule set forth in the Notice. Except as provided in Sections 8 and 9 below, to the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the Post-Termination Exercise Period, the Option shall terminate.

8. Disability of Grantee. In the event the Grantee’s Continuous Service terminates as a result of his or her Disability, the Grantee may, but only within twelve (12) months commencing on the Termination Date (but in no event later than the Expiration Date), exercise the portion of the Option that was vested on the Termination Date. To the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the time specified herein, the Option shall terminate.

9. Death of Grantee. In the event of the termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the Grantee’s death during the Post-Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the person who acquired the right to exercise the Option pursuant to Section 10 below may exercise the portion of the Option that was vested at the date of termination within twelve (12) months commencing on the date of death (but in no event later than the Expiration Date). To the extent that the Option was unvested on the date of death, or if the vested portion of the Option is not exercised within the time specified herein, the Option shall terminate.

10. Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution. Following the death of the Grantee, the Option, to the extent provided in Section 9, may be exercised by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Grantee.

11. Term of Option. The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein. After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised.

12. Nature of Grant. In accepting the Option, the Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Option Agreement;

(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(c) all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d) the Grantee’s participation in the Plan shall not create a right to continuation of the Grantee’s Continuous Service and shall not interfere with the ability of the Grantee’s employer to terminate the Grantee’s Continuous Service at any time;

(e) the Grantee is voluntarily participating in the Plan;

(f) the Option and the underlying Shares are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Grantee’s employer, and which is outside the scope of the Grantee’s employment contract, if any;

(g) the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Grantee’s employer;

(h) in the event that the Grantee is not an employee of the Company, the Option grant and the Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option grant will not be interpreted to form an employment contract with any Related Entity;

(i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j) if the underlying Shares do not increase in value, the Option will have no value;

(k) if the Grantee exercises his or her Option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares purchased through exercise of the Option resulting from termination of the Grantee’s Continuous Service by the Company or the Grantee’s employer (for any reason whatsoever and whether or not in breach of Applicable Laws) and the Grantee irrevocably releases the Company and the Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Option, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(m) in the event of termination of the Grantee’s Continuous Service (whether or not in breach of Applicable Laws), the Grantee’s right to vest in the Option under the Plan, if any, will terminate effective as of the date that the Grantee is no longer actively employed and will not be extended by any notice period mandated under Applicable Laws e.g., active employment would not include a period of “garden leave” or similar period pursuant to Applicable Laws); furthermore, in the event of termination of the Grantee’s Continuous Service (whether or not in breach of Applicable Laws), the Grantee’s right to exercise the Option after termination, if any, will be measured by the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under Applicable Laws; the Administrator shall have the exclusive discretion to determine when the Grantee is no longer actively employed for purposes of the Grantee’s Option grant;

(n) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares; and

(o) the Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

13. Data Privacy.

(a) The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Option Agreement by and among, as applicable, the Grantee’s employer and the Company or any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b) The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any stock or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the sole purpose of implementing, administering and managing the Plan (“Data”).

(c) The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired in settlement of the Option. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

14. Language. If the Grantee has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Laws.

15. Entire Agreement: Governing Law. The Notice, the Plan, this Option Agreement and any Appendix constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan, this Option Agreement (except as expressly provided therein) and any Appendix is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan, this Option Agreement and any Appendix are to be construed in accordance with and governed by the internal laws of the State of California, United States of America, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

16. Severability. The provisions of the Notice, the Plan, this Option Agreement or any Appendix are severable and if any one or more provisions are determined to be illegal or unenforceable, in whole or in part, such provision shall be enforced to the fullest extent allowed by law and the remaining provisions shall nevertheless be binding and enforceable.

17. Appendix. Notwithstanding any provision in this Option Agreement to the contrary, the Option shall be subject to any special terms and conditions as set forth in the Appendix to this Option Agreement, if any, for the Grantee’s country of residence.

18. Construction. The captions used in the Notice, this Option Agreement and any Appendix are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

19. Electronic Delivery. The Administrator may, in its sole discretion, decide to deliver any documents related to the Option granted under and participation in the Plan or future Options that may be granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan, this Option Agreement or any Appendix shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

21. Venue. The Company, the Grantee, and the Grantee’s assignees pursuant to Section 10 (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan, this Option Agreement or any Appendix shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 21 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

22. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

APPENDIX

France

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

EXCHANGE CONTROL INFORMATION

If Grantee is a French resident and holds Shares outside of France, Grantee must declare all foreign bank and brokerage accounts (including the accounts that were opened and closed during the tax year) on an annual basis on a special form, together with Grantee’s income tax return.

Consent to Receive Information in English

By accepting the Option, Grantee confirms having read and understood the Plan and Option Agreement, including all terms and conditions included therein, which were provided in the English language. Grantee accepts the terms of those documents accordingly.

En acceptant cette Option, Bénéficiaire confirme avoir lu et compris le Plan et le Contrat d’Option, incluant tous les termes et conditions, qui ont été transmis en langue anglaise. Bénéficiaire accepte les dispositions de ces documents en connaissance de cause.

APPENDIX

Germany

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly to the State Central Bank (“Landeszentralbank”). If Grantee uses a German commercial bank to effect a cross-border payment in excess of €12,500 in connection with the purchase or sale of Shares, the bank will make the report for Grantee.

In addition, Grantee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. In the unlikely event that Grantee holds Shares exceeding 10% of the total capital of the Company, Grantee must report his or her holdings in the Company on an annual basis.

APPENDIX

Italy

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

Cashless Exercise Restriction

Notwithstanding Section 3 of the Option Agreement, due to legal restrictions in Italy, Grantee will be required to pay the Exercise Price through a broker-dealer sale and remittance procedure pursuant to which all Shares subject to the Option will be sold immediately upon exercise and the proceeds of sale, less the Exercise Price and any Tax-Related Items, broker’s fees or commissions, will be remitted to Grantee.

Data Privacy Consent

This section replaces Section 13 of the Option Agreement.

Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of his or her personal data as described in this section of this Appendix by and among, as applicable, Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering, and managing Grantee’s participation in the Plan.

Grantee understands that Grantee’s employer, the Company and any Related Entity hold certain personal information about him or her, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Related Entity, details of all Options, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

Grantee also understands that providing the Company with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan. The Controller of personal data processing is Credence Systems Corporation, with registered offices at 1421 California Circle, Milpitas, California 95035, United States of America, and pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Credence Italia S.R.L. with its registered offices at Via Archimede n. 31, 20041 Agrate Brianza (Milano) Italy.

Grantee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. Grantee understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. Grantee further understand that the Company and/or any Related Entity will transfer Data among themselves as necessary for the purpose of implementing, administering and managing Grantee’s participation in the Plan, and that the Company and/or any Related Entity may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom Grantee may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Grantee’s participation in the Plan. Grantee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Grantee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. Grantee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, Grantee is aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Grantee’s local human resources representative.

Terms of Grant

In accepting the Option, Grantee acknowledges that he or she has received a copy of the Plan, reviewed the Plan, the Option Agreement and this Appendix in their entirety and fully understands and accepts all provisions of the Plan, the Option Agreement and this Appendix.

In addition, Grantee further acknowledges that he or she has read and specifically and expressly approves without limitation the following clauses in the Option Agreement: Section 4 (Withholding Taxes); Section 12 (Nature of Grant); Section 13 (Data Privacy); Section 14 (Language); Section 15 (Entire Agreement: Governing Law); Section 16 (Severability); Section 19 (Electronic Delivery); Section 20 (Administration and Interpretation); and Section 21 (Venue and Waiver of Jury Trial).

Exchange Control Information

Exchange control reporting is required if Grantee transfers cash or Shares to or from Italy in excess of €10,000 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, Grantee will have exchange control reporting obligations if he or she has any foreign investment (including Shares) held outside Italy in excess of €10,000. The reporting must be done on Grantee’s individual tax return.

APPENDIX

Japan

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

Exchange Control Information

If Grantee acquires Shares valued at more than ¥100,000,000 in a single transaction, Grantee must file a “Securities Acquisition Report” with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares.

In addition, if Grantee pays more than ¥30,000,000 in a single transaction for the purchase of Shares when Grantee exercises the Option, he or she must file a Payment Report with the Ministry of Finance through the Bank of Japan by the 20th day of the month following the month in which the payment was made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

A Payment Report is required independently from a Securities Acquisition Report. Therefore, if the total amount that Grantee pays upon a one-time transaction for exercising the Option and purchasing Shares exceeds ¥100,000,000, then Grantee must file both a Payment Report and a Securities Acquisition Report.

APPENDIX

Malaysia

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

Director Notification

IF GRANTEE IS A DIRECTOR OF A MALAYSIAN RELATED ENTITY OF THE COMPANY, GRANTEE IS SUBJECT TO CERTAIN NOTIFICATION REQUIREMENTS UNDER THE MALAYSIAN COMPANIES ACT, 1965. AMONG THESE REQUIREMENTS IS AN OBLIGATION TO NOTIFY THE MALAYSIAN RELATED ENTITY IN WRITING WHEN GRANTEE RECEIVES AN INTEREST (E.G., OPTIONS, SHARES, ETC.) IN THE COMPANY OR ANY RELATED ENTITY. IN ADDITION, GRANTEE MUST NOTIFY THE MALAYSIAN RELATED ENTITY WHEN GRANTEE SELLS SHARES OF THE COMPANY OR ANY RELATED ENTITY (INCLUDING WHEN GRANTEE SELLS SHARES ACQUIRED UNDER THE PLAN). THESE NOTIFICATIONS MUST BE MADE WITHIN FOURTEEN DAYS OF ACQUIRING OR DISPOSING OF ANY INTEREST IN THE COMPANY OR ANY RELATED ENTITY.

APPENDIX

Singapore

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

Director Notification

If Grantee is a director, associate director or shadow director of a Singapore Related Entity (i.e., if Grantee sits on the Board of Directors of a Singapore Related Entity), Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Related Entity in writing when Grantee receives an interest (i.e., Options, Shares) in the Company or any Related Entity. In addition, Grantee must notify the Singapore Related Entity when Grantee sells Shares of the Company or any Related Entity (including when Grantee sells Shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any Related Entity. In addition, a notification must be made of Grantee’s interests in the Company or any Related Entity within two business days of becoming a director, associate director or shadow director.

APPENDIX

United Kingdom

Credence Systems Corporation 2005 Stock Incentive Plan

Non-Qualified Stock Option Award Agreement for Non-U.S. Employees

Withholding Tax Information

This provision supplements Section 4 of the Option Agreement.

If payment or withholding of the Tax-Related Items is not made within 90 days of the relevant taxable event or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected Tax-Related Items will constitute a loan owed by Grantee to Grantee’s employer, effective on the Due Date. Grantee agrees that the loan will bear interest at the HM Revenue and Customs official rate of interest and will be immediately due and repayable, and that the Company or Grantee’s employer may recover it at any time thereafter by any of the means specified in Section 4 of the Option Agreement. Notwithstanding the foregoing, if Grantee is an “Officer” (as defined in Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of this provision will not apply to Grantee. In the event that Grantee is an Officer and Tax-Related Items are not collected from or paid by Grantee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Grantee on which additional income tax and National Insurance Contributions may be payable; in this case, Grantee agrees that, to the extent required under U.K. law, the Company and/or Grantee’s employer may collect any income tax and National Insurance Contributions due on this additional benefit from Grantee by any of the means specified in Section 4 of the Option Agreement.

Joint Election

As a condition of participating in the Plan and exercising the Option, Grantee acknowledges and agrees that Grantee shall be liable for the Secondary Class 1 National Insurance Contributions which may be payable by the Company or Grantee’s employer (or by any successor to the Company or Grantee’s employer) with respect to the acquisition of Shares pursuant to the Option, the assignment or release of the Option for consideration, or the receipt of any other benefit in connection with the Option and that liability for the Secondary Class 1 National Insurance Contribution payments shall be transferred to Grantee to the fullest extent permitted by law. To accomplish the foregoing, Grantee agrees to make an election, in the form specified and/or approved for such election by HM Revenue and Customs, that the liability for the Secondary Class 1 National Insurance Contribution payments on any such gains shall be transferred to Grantee (the “Election”). Grantee further agrees to execute such other elections as may be required between Grantee and any successor to the Company and/or Grantee’s employer. Grantee hereby authorizes the Company and Grantee’s employer to withhold such Secondary Class 1 National Insurance Contributions by any of the means set forth in Section 4 of the Option Agreement. If Grantee does not make an Election, if approval to the Election has been withdrawn by HM Revenue & Customs, or if such Election is jointly revoked by Grantee and the Company or Grantee’s employer, as applicable, this Option shall, without any liability to the Company or Grantee’s employer, not be exercisable.